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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                                  NEWS RELEASE


Agency Contact:                            Company Contact:
- --------------                             ---------------
Bruce Bedortha                             Connie Graybeal
The Loomis Group                           Credence Systems Corporation
415.882.9494 or 415.882.7209 fax           510.623.4774 or 510.623.2524 fax
E-mail: bruce@loomisgroup.com              E-mail: connie_graybeal@credence.com

              CREDENCE SYSTEMS CORPORATION SELLS $100 MILLION
                   CONVERTIBLE SUBORDINATED NOTES DUE 2002

        FREMONT, Calif. -- (BUSINESS WIRE) -- Sept. 5, 1997 -- Credence Systems Corporation (NASDAQ NMS:CMOS) announced today that it has sold $100 million of 5 1/4% convertible subordinated notes due 2002 through a private placement within the U.S. to qualified institutional buyers in accordance with Rule 144A and outside the U.S., to non-U.S. persons. The notes are convertible into common stock of the Company at a conversion price of $69.15 per share. The offering is expected to close on September 10, 1997. The Company has granted to Smith Barney Inc., the initial purchaser, a 30-day option to purchase an additional $15 million of notes to cover over-allotments, if any. No other terms were disclosed.

        The Company intends to use the net proceeds of the offering for possible acquisitions and for general corporate purposes, including working capital.

        This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

        The securities will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements.

        Credence Systems Corporation is a leading manufacturer of automatic test equipment (ATE) that serves a broad spectrum of the worldwide semiconductor industry's testing needs. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and memory semiconductors. The Company utilizes its proprietary CMOS technologies to design products that provide a lower total cost of ownership than many competing products while meeting the increasingly demanding performance requirements of today's ATE market. The Company is headquartered in Fremont, California, with manufacturing in Beaverton, Oregon. Credence is listed on the Nasdaq National Market under the symbol CMOS.


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Credence, Credence Systems, are trademarks of Credence Systems Corporation.
Other trademarks mentioned in this release are the intellectual property of their respective owners.